EXHIBIT 10.2

                            EQUIPMENT BLANKET SERVICE
                                REVISED PROPOSAL



                                       for



                                  KING SOOPERS
                                    65 Tejon
                                 Denver CO 80223

                                    July 1998


                             C O N F I D E N T I A L




                            MICOR Technologies, Inc.
                                2329 West Mescal
                                    Suite 304
                             Phoenix, Arizona 85029
                            602.216.9600 800.279.0859
                               602.216.9611 (Fax)




      ARIZONA                     COLORADO                      NEVADA
      W Mescal                Wild Flowers Way          Norwest Bank Warehouse
     Suite 304              Castle Rock CO 80104              Micor Suite
 Phoenix AZ 85029               800.279.0859                  Polaris Ave
   602.216.9600                                           Las Vegas NV 89102
                                                             800.279.0859

    NEW MEXICO                      UTAH                      CALIFORNIA
 10068 Menauel NE           3896 South 3060 West               Paydirt Dr
    Suite E-12              West Valley UT 84119         Placerville CA 95667
Albuquerue NM 87112             800.279.0859                 800.279.0859
   800.279.0859

1.0        OVERVIEW

1.1        BUSINESS DESCRIPTION

Micor was founded in 1984 and incorporated as Micor Financial Systems in 1990. In January 1994, the company's name was changed to Micor Technologies, Inc., as a more descriptive representation of Micor's business activity. In the periods following incorporation, Micor's operations have grown significantly.

Micor Technologies, Inc., ("Micor" and/or "the company") is a general office and industry specific equipment service company providing equipment repair and installation services primarily to the banking, financial service, and retail industries. New product and technology sales are an additional focus of Micor's business as it relates to Micor's customers.

1.         PRODUCT SERVICE DESCRIPTION

Micor fills a unique market need as a sole source service provider for substantially ALL business equipment at reduced rates due to greater efficiency and economies of scale. When a Micor technician is called for repair, other pieces of equipment at the location is checked for sound operation as well. Should another piece of equipment require servicing, it is repaired at that time. This creates generous cost reductions for Micor in that additional costs of sending technicians back at a later time is significantly reduced.

More importantly, Micor customers benefit from the resulting:

*          improved services;
*          passed through cost savings;
*          less equipment down time; and,
*          increased equipment service lives.

Micor is currently unique in offering such broad service coverage for all equipment items in the entire geographic areas required by customers, which in most cases is multi-state.

1.3        UNIQUENESS OF SERVICE

To remain competitive, Micor's clients must control an array of overhead expenses, a significant component of which are equipment maintenance and service costs. Equipment maintenance costs generally increase as a regular course on an annual basis or when a specific equipment category contract expires. Historically, these costs have increased from lows of 10% per year to as much as 30% per contract period.

Micor, on the other hand creates wide based savings by servicing every equipment items for a flat rate which constitutes the basis for a package price quote to customers. Package pricing reduces equipment maintenance expenditure costs across the board, often by as much as 50%. Micor's competitors generally cannot price in this manner due to their inability to service every equipment type. Competitors also often lack the technician training, certification and supply sources for the repair parts which is required in order to offer package pricing.

2.0        PROPOSAL

The following is Micor's proposal for providing on-site equipment maintenance of King Soopers' IBM registers/controllers and for providing equipment swap outs of scanner/scales at all the company's stores.


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Micor is uniquely  qualified to meet and/or exceed King Soopers's  objectives in this regard. Specifically, Micor offers the following capabilities not commonly found heretofore by vendors in the industry:

* single source, national coverage for service of ALL equipment items; * blanket
-  discount  pricing;   *  simplified   administration   and  billing;   and,  *
financial/retail industry specialization.

           SINGLE SOURCE VENDOR

While some vendors may provide both equipment sales and maintenance for certain pieces of equipment, Micor is unique by virtue of its providing equipment service and replacement and/or new technology sales for substantially all equipment items in the organization. Micor is also able to provide this capability throughout King Soopers' geographic operational territory.

Micor service technicians are cross-trained, experienced and authorized in servicing ALL small equipment items typically utilized in bank, branch and department operations, not just one or a few of the many types in use. The list is extensive and includes, for example:

I. general office machines (facsimiles, typewriters, shredders, dictation, microfiche/microfilm machines and copiers);

b) computers, computer networks, and other peripherals;

c) bank equipment (currency/coin counters, encoders, proof machines, check protector/writers, teller machines);

d) retail equipment (scanners, registers); and,

e) security system equipment (cameras, monitors, and VCRs).

The advantages to King Soopers of such capabilities include:

a) one vendor to contact for all service requirements;

b) elimination of "finger pointing" by multiple vendors attempting to avoid responsibility;

c)  uniformity  and  consistency  of  provided   service  level  throughout  the
organization;

d) improved equipment reliability through preventive maintenance of other equipment items at site during requested and/or regularly scheduled service calls; and,

e) lower overall service costs.

2.2        BLANKET - DISCOUNT PRICING

Since Micor technicians are cross-trained and experienced in servicing all equipment items, Micor realizes certain cost savings that can be passed to King Soopers as part of its blanket service contract. These include:


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a)   fewer required field visits;
b)   more frequent and diligent preventative maintenance activities;
c)   lower overhead costs per field service call; and
d)   economies   of  scale   realized   through   favored   parts  and  supplies
     relationships with manufacturers.

Micor's service costs, therefore, are always lower on an overall basis than the collective charges of multiple vendor rates for one or a few equipment items. Additional cost savings will accrue to King Soopers as well through extended equipment service lives and reliability by Micor technicians being able to provide preventative maintenance service on other equipment items during requested and regularly scheduled service calls.

 I.        INCREASED EQUIPMENT UPTIME AND RELIABILITY

As previously mentioned, since Micor technicians are able to service on a preventative maintenance basis all equipment at the branch, office, and department during regular and requested service calls, King Soopers will realize enhanced equipment uptimes and service reliability. This ability also instills a high degree of employee confidence and acceptance as well.

 II.       SIMPLIFIED ADMINISTRATION AND BILLING

King Soopers will realize significant efficiencies and cost savings through having to contact and deal with only one vendor for all equipment items, i.e., only one service contract rather than multiple one by machine, one service number for help-line personnel to call and one consolidated monthly billing.

In addition, an integral part of Micor's blanket service contract concept includes the maintenance of a comprehensive computer inventory (database) of all preventative maintenance and repair service calls made by work order, machine, branch, technician, etc.. Information in these databases can be made available to King Soopers as required in a variety of reporting formats.








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King Scoopers

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                                  ATTACHMENT A

                                  SCOPE OF WORK

The scope of work hereunder will be performed on a flat rate basis (as described in Agreement Terms and Conditions - section 1: "General") and includes all the equipment items specified in Attachment B based on an inventory provided by King Soopers.

The total estimated annual service cost is $435,384.00, as detailed in Attachment "B". This figure is based on the assumption the equipment count supplied by King Soopers and Micor representatives are accurate and complete. Further, the proposed amount assumes all equipment items are in satisfactory working condition. In this regard, a Micor representative will inspect each machine during the initial 45 days of the contract and will perform any repair work required to bring equipment into good working order according to factory specifications. There is no labor charge for this inspection, but any parts or supplies required will be billed to King Soopers.

The proposed annual contract fee includes:

A.   Register Systems:

The contract price is based on Micor providing on-site service for all IBM registers/controller systems at all locations listed in Attachment B. This price includes:

           * preventative  maintenance  examinations  of equipment  items; * all
           labor,   replacement   parts;  and,  *  transportation   and  related
           technician travel costs to and from the site.

B.   Scanner/Scale Systems

Unlike the register/controller systems, Micor will not provide on-site repair of scanner/scales. Rather, Micor will swap out defective units on-site only and replace them with new or rebuilt units provided by King Soopers. Micor will, however, perform regular preventative maintenance of scanners/scales as part of its continuing on-site PM program.

When Micor is called for scanner/scale service, King Soopers shall provide Micor technicians with a replacement scanner/scale unit. Scanner/Scale units may either be supplied to each technician to carry and use on a "as needed" basis, or stored at a designated location to be picked up for use as needed. After replacing the defective unit, it will be delivered to King Soopers' general office for repair.

The contract price does not include consumable (supply) items. These items will be billed separately. (See Attachment B for exceptions to consumable items)

Manufacturers' service and repair manuals describe the items that are "consumed" through normal usage. Accordingly, Micor follows manufacturer guidelines as to distinguishing parts from consumable supply items. Specifically, "consumable parts (supplies) are those which wear out and/or require periodic replacement as a result of day-to-day use, wear and tear". (See Exhibit A for examples of representative "consumable part and supply" items.)

As part of this proposal and not withstanding the foregoing, service calls placed due to a King Soopers customer "spilling soda on a keyboard," or "crashing a cart into a credit card reader" will not be considered operator error, and accordingly, would be covered under this agreement. However, at the next renewal period, the cost of this service will be considered when reviewing the succeeding period's billing fee.

                            TIME AND MATERIAL PRICES

In the event that Micor is called upon to service and/or repair equipment items not covered by this agreement, as detailed in Attachment B, Micor will charge on a Time and Materials basis.

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



Micor's per hour labor rates (non-contract), are $85.00 to $250.00 per hour depending on the equipment type. These rates do not include parts or technician transportation costs. Technician travel time will be billed at $50.00 for the first fifty (50) miles of distance between MICOR's office location and the site of repair and incremental $25.00 charges for each additional twenty-five (25) miles. Parts will be billed separately on Time and Material service calls. Micor will provide service warranties of 30 days for all repaired and/or serviced equipment items.

The following summarizes Micor's recommendations for managing its equipment service relationship with King Soopers.

           PROGRAM MANAGEMENT

Dan Webb will be assigned to this account as Micor's  Customer  Service  Manager
(CSM). He will be the "Account Representative" and will oversee ALL relationship and administration activities between Micor and King Soopers. A Micor Field
Service Technician Supervisor (FSTS) will oversee ALL technical activities between Micor and King Soopers. In the "Initial Implementation Phase," the FSTS will meet with King Soopers representatives weekly and thereafter, in the "Continuation Phase," the FSTS will meet with King Soopers representatives bi-weekly. The purpose of these meetings is to seek out additional improvements, changes, and procedures to accommodate the needs of King Soopers.

Micor Dispatch Personnel will work with King Soopers's Help Desk to ensure quick response times to complete each service call as specified below. The CSM and the FSTS will assist in defining and implementing appropriate procedures for use in diagnosing equipment problems, creating and transmitting a "problem report" to Micor, and tracking disposition of reports.

Micor agrees to provide King Soopers with service technicians who adhere to the following:

1. Are adequately insured, (each technician is covered by $2 million of general liability insurance and $100/$300 thousand auto liability insurance. Micor, in addition carries and additional $2 million liability umbrella policy and actual cash value baileys insurance for client equipment items in Micor's possession);

2.   Who can lucidly communicate in English.

3.   Who carry authorized Micor identification badges.


           SERVICE CALL DISPATCH PROCESS

Micor's CSM and FSTS will work with King Soopers representatives to define and implement appropriate dispatching procedures in response to "problem reports" received by Micor. In this regard and to ensure that MICOR provides King Soopers with efficient dispatch service, King Soopers' Help Desk will contact Micor on a dedicated King Soopers 800 number phone line. Vital information to be given to Micor's Dispatcher includes:

          *    Store Number
          *    Equipment Type, Make, and Model
          *    Equipment location, e.g. deli, office, lane #
          *    Nature of problem
          *    Store contact and phone number




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



           CALL ESCALATION PROCESS

In order for Micor to provide King Soopers with a constant high level of communication service, specific escalation procedures as defined in Micor's "Call Process/Escalation Procedures" shall be implemented. See attachment of extract from Micor's Dispatch Procedure Manual.


           SERVICE HOURS

Micor's service hours for King Soopers shall be a modified twenty-four (24) hours per day, seven (7) days per week, including holidays as follows:
"Critical" systems, e.g. controllers and servers will be covered "24 X 7." "Normal" systems, e.g. keyboards, LED displays, shall be covered under Micor's standard hours under this agreement, 10:00 AM to 7:00 PM MST seven (7) days per week.


           LOANER EQUIPMENT

In the event a register/controller is removed from King Soopers premises for shop reconditioning, or repair, MICOR will provide King Soopers with a loaner machine, subject to availability.


           PREVENTATIVE MAINTENANCE PROGRAM

While Preventative Maintenance can be scheduled in the traditional way based on OEM recommended time and cycle criteria, Micor's approach is more often and concentrated than the traditional way in two areas.

Initial Implementation Phase: Micor schedules "wholesale" Preventative Maintenance on a location by location basis, where service technicians visit sites for the sole purpose of performing Preventative Maintenance for all covered equipment.

Continuation Phase: When a technician is dispatched to a customer site to repair equipment it is Micor's policy to have the technician perform Preventative Maintenance routines on a minimum of four additional equipment items as time permits.

Both of these programs are performed in addition to suggested OEM requirements, whether the equipment needs it or not. Micor's experience has demonstrated that in doing so, in-bound repair service calls drop precipitously and ultimately equipment service lives are significantly extended.

Micor's Preventative Maintenance field procedures consist of an initial assessment and diagnoses of the overall operating performance of the equipment item, followed by adjustments to bring the machine in concert with OEM specified tolerances and, as applicable, oiling, lubricating and cleaning of the machine.


           CUSTOMER SERVICE

Micor's CSM and FSTS will be responsible for all service matters related to Micor's involvement with King Soopers.

Response Times: Micor's service response times for this proposal are as follows:



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



"Mission Critical Systems"

 When Micor receives a service call:

1. recognition of receipt of service call, within thirty (30) minutes. Micor's technician will inform King Soopers's Help Desk of receipt of call and his ETA; and,

2. dispatch of technician to site within one (1) hours for system/controller devices and complete repair within two (2) hours; and,

3. after completion of the call and prior to leaving the site, Micor's technician will contact King Soopers's Help Desk to inform of completion of the call.

Penalties: Service calls requiring data backup are exempt from time commitments. In the event that Micor fails to meet the outlined response commitment, Micor will be subject to penalties on the following basis:

           Every quarter, included with other reports (See section 8 - "Reporting"), will be a breakdown of the average time to complete all customer placed service calls. If this time averages more than two and one-quarter (2 1/4) hours Micor agrees to be penalized $1,250.00, to be adjusted in the following years billing fee.

"Non-Mission Critical Systems"

When Micor receives a service call:

1. recognition of receipt of service call, within thirty (30) minutes. Micor's technician will inform King Soopers's Help Desk of the receipt of call and ETA; and,

2. dispatch of technician to site within two (2) hours for keyboards, LED displays, cash drawers, etc. and complete repair within four (4) hours; and,

3. after completion of the call and prior to leaving the site, Micor's technician will contact King Soopers's Help Desk to inform of completion of the call.

Penalties: In the event that Micor fails to meet the outlined response commitment, Micor will be subject to penalties on the following basis:

           Every quarter, included with other reports (See section 8 - "Reporting"), will be a breakdown of the average time to complete all customer placed service calls. If this time averages more than four and one-half (4 1/2) hours Micor agrees to be penalized $1,250.00, to be adjusted in the following years billing fee.

At the end of the contract period, the penalties will to tallied. This amount will be considered in the adjustment of the next year's billing.

7.         YEAR 2000 COMPLIANCE

Micor will not be responsible for Year 2000 Compliance on any existing equipment. Any complications incurred or system failures due to Year 2000 Compliance will not be covered under this agreement. Any upgrades on equipment to accommodate Year 2000 Compliance are not covered under this agreement but would be considered on a time and materials basis.

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



MICOR Technologies, Inc. operating systems and accounting/management systems are Year 2000 Compliant.

8.         BILLING

Billing will be payable in advance at the rate of one twelfth (1/12) the total contractual fee established herein and found on Attachment B.

If there are any changes in equipment, whether additions or deletions, the changes will be accounted for as per the Agreement and Terms section 1 - "General."

Penalties if any incurred by Micor's performance will be based on Micor's response time. At the end of the contract period, the total "earned" penalties will be applied to the renewal fee.

9.         REPORTING

On-Line reporting will be available on or before January 1, 1999. At that time, King Soopers Help Desk will have access to our server. Following logon protocol, real-time data reports will be available showing the status of all open calls and complete information regarding any closed calls based on date of completion. Until Micor's on-line service is available, Micor will provide King Soopers Help Desk with daily reports showing a recap of call activity, specifically:

*    the status of each open call and
*    complete information on each closed call during the past two (2) days.

Each quarter MICOR will provide King Soopers with a detailed "Service Activity Report" that itemizes every service activity MICOR has performed including:

*    Total number of service calls,
*    Total number of service calls per type of equipment,
*    Service call responses,
*    Preventative maintenance work,
* Average "fix rate" time, i.e. item repaired on the first, second, third call, etc., and
*    Other and/or special e.g. redeployments and etc.










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




                                  ATTACHMENT B

                                     PRICING

                            MICOR TECHNOLOGIES, INC.

                       CALL PROCESS/ESCALATION PROCEDURES

                    Micor's Call Process/Escalation Procedure
--------------------------------------------------------------------------------
                                  CALL PROCESS

1.   King Soopers places call to Micor's dispatch center.
2.   Dispatch notifies tech of service request.
3. Technician calls dispatch, King Soopers' helpdesk and the site manager to confirm receipt of call and ETA.
4. Upon arrival at the site, technician calls dispatch and King Soopers' Help Desk to notify them of his arrival.
5.   Technician repairs equipment.
6. Technician calls dispatch to close calls and calls King Soopers' helpdesk to notify them that the call is complete.



The purpose of Call Escalation is to provide a constant high level of service. Communication media used to escalate calls include pager, telephone, voice mail, and cell-phones.

The point of contacts for call escalation is as follows:

*    The technician assigned to the call.
*    The dispatcher or service coordinator.
*    The account supervisor.
* If necessary, the call would then be escalated to a Micor regional service manager.

During each step of the escalation process, actions are carefully documented and entered into the system for future reporting purposes. This allows corporate personnel, field personnel and the customer to see the company chronology of events that have occurred on each and every service request.

The two primary goals are:

* To resolve the problem and to ensure the customer that the problem will be resolved.
* To eliminate the problem that created the need for the escalation by developing service skills or by providing better resources to the technician responsible for the service request.

Ownership:

First  level  of  ownership  belongs  to  the  technician.   The  technician  is
responsible for ensuring;

*    that he/she responds to pages within the required time,
* that he/she arrives at the customer site during the scheduled time of all calls he/she accepts and
*    that he/she keeps the customer updated regarding the call status.

                        ESCALATION TYPES AND TIME FRAMES

The four types of escalations are as follows:

* Commit escalation - initiated when the assigned technician has not committed to the service call within the specified time period.

* Arrive escalation - initiated when the assigned technician has not reported his or her arrival at the customer site within the contractual time period.

* Complete escalation - initiated when the service provider has not reported the completion of a call within the specified time period.

* Complaint escalation - initiated whenever a complaint is received and is not based on specified time frames.

Commit, arrive and complete escalations have defined time frames. Please refer to "Escalation Parameters" for time frames.

Escalation Parameters

Commit Escalation
Completion Deadline    Service Dispatch    Field Supervisor (FSTS)  Region Manager (CSM)

2 HR                     15 MIN              30 MIN                  1 HR
4 HR                     30 MIN              1 HR                    1.5 HRS

* Initiated when the assigned technician has not committed to the service call within the specified time period. Step 3 of "Call Process".

Arrive Escalation
Completion Deadline    Service Dispatch    Field Supervisor (FSTS)  Region Manager (CSM)

2 HR                   30 MIN              45 MIN                   1 HR
4 HR                   3 HRS               3.5 HRS                  4 HRS

* Initiated when the assigned technician has not reported his or her arrival at the customer site within the contractual time period. Step 4 of "Call Process".

Complete Escalation
Completion Deadline    Service Dispatch    Field Supervisor (FSTS)  Region Manager (CSM)

2 HR                   1 HR                 1.25 HRS                 1.30 HRS
4 HR                   3 HRS                3.5 HRS                  4 HRS

* Initiated when the service provider has not reported the completion of a call within the specified time period. Step 6 of "Call Process".

Complaint Escalation

Complaint is given to FSTS. FSTS must report complaint, solution, and steps to achieve solution to CSM.

                                    EXHIBIT A

                         CONSUMABLE PARTS (SUPPLY) ITEMS

The following examples are provided as a general guide for identifying supply items for which separate billing is required. Please note: Micor is not responsible for Year 2000 Compliance on any existing equipment. See the manufacturer for Y2K compliance.


Currency Counters                     Document Guides            Micro Filmers                Film
                                                                                              Paper
                                                                                              Lamps
Check Writer/Signer                   Name Die                   Computers/Printers           Ribbons
                                      Proms/Eproms                                            Software
                                      Ink/Ribbons                                             Media
                                                                                              Drum Cartridges
                                                                                              Toner
                                                                                              Developer Unit
                                                                                              Waste Toner Bottle
Time Clocks                           Ribbons                    Fiche Viewers                Lamps
                                      Year Wheel                                              Replacement Lens
Adders                                Ribbons                    Coin Counters                Draws
                                      Paper Arms                                              Bags/Sleeves
                                      Covers
Typewriters                           Print Wheel                Teller Machines              Programs
                                      Type Elements                                           Paper Arms
                                      Ribbons                                                 Paper/Ribbons
                                      Batteries
Copiers                               Paper                      Facsimiles                   Paper
                                      Trays/Cassette                                          Toner/Ink
                                      Waste Toner Bottles                                     Trays/Cassette
                                      Toner*                                                  Toner Film
                                      Developer/Drum*                                         Drum Cartridge
* These items are included in some copier contracts                                           Developer Unit
                                                                 CCTV                         VCR Tapes
Check Encoders                        Print Wheels               Proof Machines               Ribbons
                                      Ribbons                                                 Paper
                                      Trays                                                   Spools
                                      Programming*                                            Ink Rolls
     *Minor programming included in contracts, e.g.                                           Transfer Ribbons
editing existing functions.  Major programming, e.g.                                          Stamp Impressions
adding functions, total reprogramming are considered             Overhead Projectors          Lamps
consumable.
Paper Shredders                       Bags/Oil




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MTI Equipment Blanket Service Proposal
King Scoopers

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



                         AGREEMENT TERMS AND CONDITIONS



                                       for



                                  KING SOOPERS
                                    65 Tejon
                                 Denver CO 80223







                               September 1, 1998

                                       TO
                                SEPTEMBER 1, 1999



                            C O N F I D E N T I A L




                            MICOR TECHNOLOGIES, INC.
                                2329 West Mescal
                                    Suite 304
                             Phoenix, Arizona 85029
                            602.216.9600 800.279.0859
                               602.216.9611 (Fax)


      ARIZONA                     COLORADO                      NEVADA
      W Mescal                Wild Flowers Way          Norwest Bank Warehouse
     Suite 304              Castle Rock CO 80104              Micor Suite
 Phoenix AZ 85029               800.279.0859                  Polaris Ave
   602.216.9600                                           Las Vegas NV 89102
                                                             800.279.0859

    NEW MEXICO                      UTAH                      CALIFORNIA
 10068 Menauel NE           3896 South 3060 West               Paydirt Dr
    Suite E-12              West Valley UT 84119         Placerville CA 95667
Albuquerue NM 87112             800.279.0859                 800.279.0859
   800.279.0859

MICOR TECHNOLOGIES, INC., ("MICOR"), hereby agrees to provide and King Soopers ("the Client") hereby agrees to accept maintenance service as described in Attachment "A" hereto, for the equipment specified and listed in Attachment "B" hereto, in accordance with the terms and conditions contained hereinafter in this Agreement.

1. General. This is a flat rate contract that covers ("Blankets") all equipment types specified on Attachment B hereto based on equipment counts determined via an inventory provided by King Soopers. If equipment is added to the inventory during the contract year, MICOR will cover it without increasing the contract amount. If equipment is deleted from the inventory during the contract year, there is no change in the contract amount. During the year MICOR and King Soopers each agree to endure the risk of equipment movements and changes. Annually MICOR will update the inventory and make appropriate fee adjustments to reflect actual equipment count and price circumstances. The only caveat to the fixed-count-fee will be major equipment realignments like branch or department dissolution or additions and acquisitions. At such times, if any, MICOR will conduct a new inventory and make appropriate changes to be agreed to by the parties.

2. Scope of Work. Service provided by this Agreement is described in Attachment A and includes:

     a)   Labor for:

          i)   adjustments;

          ii) repairs and replacement of damaged and/or inoperative parts necessitated by normal use of the equipment;

          iii) lubrication; and,

          iv) cleaning as determined appropriate and necessary by authorized Micor service representatives during service calls.

     b)   replacement parts required by normal use of the equipment; and,

     c) transportation and related technician travel costs to the equipment site.



3. Limitations. The contract does not include replacement of consumable items (see item 4) exterior covers, brackets, supports, cassettes, trays, doors, panels or hinges. Damage to equipment items detailed in Attachment "B" or parts to such equipment necessitated by or arising out of client misuse, abuse, negligence or causes beyond MICOR control, including but not limited to theft, fire, or acts of God are not covered by this Agreement (See item
     4).

     a) Alterations and Modifications. Alterations and modifications to equipment must be approved and/or recommended by the manufacturer of that equipment. MICOR will not alter or modify equipment at the request of the operator nor will MICOR be responsible for supporting the use of equipment that is being used outside the manufacturer's design specifications.

     b) Technology and Obsolescence. Under the terms of this contract MICOR cannot be held liable for the unavailability of parts due to: equipment age; technology changes; manufacturer availability or a) reliability; or, any other factor beyond MICOR's control. If it is determined that parts or supplies for equipment under contract are no longer available to MICOR, King Soopers's representative will be notified and appropriate adjustments made in the next contract period renewal.

     c)   Other Limitations:

          i) MICOR reserves the right to deem any equipment not repairable if repair cost exceeds fifty percent (50%) of the cost for a new equivalent piece of equipment. If this decision is made, Micor will inform King Soopers' Help Desk before any other action or repair is started.

          ii) Shipping costs covered under this contract are those incurred as a result of ordinary ground rates. It is MICOR's policy to stock on hand high mortality or critical need parts to support all equipment on maintenance contracts. However, on occasion there may be a need for a



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MTI Equipment Blanket Service Proposal

King Scoopers

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



               part that is not stocked or is currently out of stock. In situations where the customer feels that a delay in repair due to a need to order a part(s) would be unacceptable, MICOR will, at the customer's request, have the parts shipped second day or next day air directly to the customer. The additional charge for this expedited delivery is not covered under this contract. Any additional special shipping charges will be billed at Micor's cost. Micor will not profit from special shipping charges.

          iii) Any part, module, component assembly, cartridge, or unit designed by the manufacturer to be replaced by the operator is considered a supply item.

4. Damage to equipment items detailed in Attachment "B" or parts to such equipment necessitated by or arising out of client misuse, abuse, negligence or causes beyond MICOR control, including but not limited to fire, theft, or acts of God are not covered by this Agreement and accordingly, all labor, parts and other costs required as a result of such factors will be accumulated to the end of each quarter, i.e. March, June, September, and December, of King Soopers' physical quarter.

     Notwithstanding the foregoing, service calls placed due to a King Soopers customer's acts or omissions including but not limited to "spilling soda on a keyboard," or "crashing a cart into a credit card reader" will not be considered operator error, and accordingly, would be covered under this agreement. However, at the next renewal period, the cost of this service will be considered when reviewing the succeeding period's billing fee.


5. Consumables. The cost and installation of consumable parts and supplies is not covered by this Agreement. (See Attachment B for exceptions to consumable items.) Consumable parts and supplies are defined herein to be those parts and/or supplies that wear out, are consumed and/or require periodic replacement as a result of day-to-day use, wear and tear. The cost of consumable items and their installation will be billed separately. See Exhibit "A" hereto which includes examples of consumable part and supply items.

6. Preventative Maintenance. Preventative maintenance service consists of an initial assessment and diagnoses of the overall operating performance of the equipment item, followed by adjustments to bring the machine in concert with OEM specified tolerances and, as applicable, oiling, lubricating and cleaning of the machine.

7 Reconditioning. When, in its sole discretion, MICOR determines a shop reconditioning is necessary to keep the equipment in appropriate working condition, MICOR will submit to the Client an estimate of needed repairs and the cost thereof, which cost will be accumulated to the end of the quarter of King Soopers physical quarter. Billing for these repairs will be invoiced separately. If Client does not authorize such reconditioning, MICOR may, at its option discontinue service of the equipment item.

7. Loaner Equipment. In the event a machine is removed from the Client's premises for shop reconditioning, or repair, MICOR may, at its option, provide Client with a loaner machine, subject to availability.

8. Term. The term of this Agreement shall be from the date herein specified through a consecutive twelve (12) month period. Thereafter, King Soopers shall review the Agreement. Micor will inform King Soopers of the renewal ninety (90) days before the agreement renews and Kings Soopers will inform Micor no less than thirty (30) days of any changes, additions, or deletions. After Micor and King Soopers agree on any adjustment or changes, the agreement will be renewed for a successive one (1) year period, subject to receipt by MICOR of the maintenance charge in effect at the time of the renewal, as specified in Attachment "A" hereto, provided the Client is not in default as to any previous payment or billing. During the first ninety
     (90) days of this agreement, neither party, Micor or King Soopers, may cancel this agreement. Thereafter, either party to this Agreement may terminate the Agreement at any time by delivering written notice to the other party thirty (30) days prior to the intended termination date. In the event MICOR terminates the Agreement, the unused balance of the annual maintenance charge, as specified in Attachment "A" hereto, will be prorated and refunded to the Client.

9. Progress Payments. Client agrees to pay one twelfth (1/12) of the annual contract fee to Micor due on the fifteenth of the preceding month, i.e. for service during the month of January 1999, payment will be due on December 15, 1998. At contract renewal, appropriate adjustments will be made to allow for significant equipment increases/decreases, specific penalties, and cost of living increases.

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MTI Equipment Blanket Service Proposal

King Scoopers

10. IN NO EVENT WILL MICOR BE LIABLE FOR ANY LOSS OF DATA, LOST PROFITS, LOST SAVINGS OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF MICOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY CLAIM AGAINST THE CLIENT BY ANY OTHER PARTY UNLESS DUE TO THE ACTS OR OMISIONS OF MICOR. EXCEPT AS EXPRESSLY PROVIDED HEREIN, MICOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANT-IBILITY, FITNESS FOR USE OR FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THOSE SET FORTH HEREIN.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Colorado.

12. Exclusive Agreement. This Agreement, which includes all attachments and exhibits, constitutes the complete and exclusive understanding of the parties hereto and Supersedes all other oral or written communications and any prior agreements between MICOR and the Client relating to the maintenance service of Client's equipment. In order to be binding on the parties, any modification to this Agreement must be made in writing and acknowledged (signed) by both parties to the Agreement.

Executed this day of 199 .

MICOR TECHNOLOGIES, INC.                     DILLON COMPANIES, INC.

   /s/ Jerry Washburn                        /s/ Bob Letcher
-----------------------------------          -----------------------------------
By                                           By and on behalf of its
                                             King Snoopers Inc. Division

Jerry Washburn / President                   Bob Letcher
-----------------------------------          -----------------------------------
Printed Name and Title                       Printed Name and Title
                                             Dir Store Services



                                        3